EXHIBIT 4.1

TELENET ADDITIONAL FACILITY W ACCESSION AGREEMENT
TERM LOAN W FACILITY

To:	The Bank of Nova Scotia as Facility Agent and KBC Bank NV as Security Agent

From:
The persons listed in Schedule 1 to this Telenet Additional Facility W Accession Agreement (the Telenet Additional Facility W Lenders, such defined term to include any lender which becomes a New Lender in respect of the Term Loan W Facility, by the execution by the Facility Agent of a Transfer Certificate substantially in the form of Schedule 3 or Schedule 4, as applicable, to this Telenet Additional Facility W Accession Agreement)

Date:         9 April 2014
TELENET NV - €2,300,000,000 Credit Agreement
dated 1 August 2007, as amended from time to time (the Credit Agreement)

1.	In this Agreement:
Existing Term means the term which is current, at the Effective Date, in respect of the outstanding loan under the Term Loan T Facility.
“Liberty Global Reference Agreement” means any or all of (i) the credit agreement dated 16th January 2004 between (among others) UPC Broadband Holding B.V. as borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 7 June 2013 between (among others) Virgin Media Investment Holdings Limited as borrower and The Bank of Nova Scotia as facility agent; and (iii) the credit agreement between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent (in each case as amended from time to time up to the date of this Agreement).
Majority Term Loan W Facility Lenders means Telenet Additional Facility W Lenders, the aggregate of whose Term Loan W Facility Commitments exceeds two thirds of the aggregate of the Term Loan W Facility Commitments of all Telenet Additional Facility W Lenders.
Term Loan T Facility means the €175,000,000 term loan facility made available under the Telenet Additional Facility T Accession Agreement dated 17 February 2012.
Term Loan W Facility means the €474,084,499.55 term loan facility made available by the Telenet Additional Facility W Lenders under this Agreement.
Term Loan W Facility Commitment means, in relation to a Telenet Additional Facility W Lender, the amount in euros set opposite its name under the heading "Term Loan W Facility Commitment" in Schedule 1 of this Agreement executed by that Telenet Additional Facility W Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
Term Loan W Facility Loan means the €474,084,499.55 term loan made to Telenet International Finance S.à r.L. by the Telenet Additional Facility W Lenders under the Term Loan W Facility.

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2.
Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.	We refer to Clause 2.7 (Telenet Additional Facility) of the Credit Agreement.

4.
This Agreement will take effect on the date on which the Facility Agent notifies the Borrower and the Telenet Additional Facility W Lenders that it has received the documents and evidence set out in Schedule 2 of this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Term Loan W Facility Lenders (the Effective Date).

5.	We, the Telenet Additional Facility W Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.7 (Telenet Additional Facility) of the Credit Agreement; and

(b)
to become party to the Intercreditor Agreement as Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity as Lenders in accordance with Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement.

6.
The Telenet Additional Facility Commitment in relation to a Telenet Additional Facility W Lender (for the purpose of the definition of Telenet Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Term Loan W Facility Commitment.

7.	Any interest due in relation to the Term Loan W Facility will be payable on the last day of each Term in accordance with Clause 8 (Interest) of the Credit Agreement.

8.
The Availability Period for the Term Loan W Facility shall be the period from and including the Effective Date up to and including 5:00pm (London time) on the date falling 20 Business Days after the Effective Date.

9.	The Term Loan W Facility may be drawn by one Loan and no more than one Request may be made in respect of the Term Loan W Facility under the Credit Agreement.
10.

(a)
The first Term to apply to the Term Loan W Facility Loan will be a period equal to the period running from the first Utilisation Date in respect of the Term Loan W Facility and ending on the last day of the Existing Term.

(b)	In respect of the first Term to apply to the Term Loan W Facility Loan only, EURIBOR shall mean the EURIBOR rate as determined in respect of the Existing Term.

11.	The Term Loan W Facility Loan will be used for general corporate purposes and working capital purposes, including the refinancing, repayment or prepayment of existing indebtedness.

12.	The Final Maturity Date in respect of the Term Loan W Facility will be 30 June 2022.

13.	The outstanding Term Loan W Facility Loan will be repaid in full on the Final Maturity Date.

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14.
The Margin in relation to the Term Loan W Facility is 3.25 per cent. per annum less, in respect of a Telenet Additional Facility W Lender, the Mandatory Costs applicable to that Telenet Additional Facility W Lender.

15.
The interest rate for the Term Loan W Facility will be calculated in accordance with Clause 8.1 (Calculation of interest) of the Credit Agreement, being the sum of EURIBOR, the applicable Margin and the Mandatory Costs. For the avoidance of doubt, each party to this Agreement accepts and acknowledges that EURIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below 0.00 per cent. then EURIBOR will be deemed to be 0.00 per cent.

16.
The Borrower in relation to the Term Loan W Facility is Telenet International Finance S.à r.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg with its registered office at 2, rue Peternelchen L-2370 Howald, Luxembourg, having a share capital of EUR395,031,000, and registered with the Luxembourg Register of Commerce and Companies under number B.155.066.

17.

(a)
At any time during the six month period beginning on the Effective Date, upon the occurrence of a voluntary prepayment of any or all of the Term Loan W Facility by the Borrower under the Term Loan W Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement, the Borrower under the Term Loan W Facility agrees to pay to the Facility Agent (for the account of each of the Telenet Additional Facility W Lenders on a pro rata basis) a prepayment fee (in addition to the principal amount of the prepayment) in an amount equal to 1 per cent. of the principal amount of the outstanding Term Loan W Facility advance being prepaid, plus accrued and unpaid interest then due on the amount of the Term Loan W Facility prepaid to the due date of prepayment.

(a)
Such payment shall be due and payable by the Borrower under the Term Loan W Facility to the Facility Agent (for the account of such Telenet Additional Facility W Lenders) on the actual date of such prepayment or transfer.

18.

(a)
Provided that any upsizing of the Term Loan W Facility permitted under this Clause 18 will not breach any term of the Credit Agreement, the Term Loan W Facility may be upsized by any amount, by the signing of one or more further Telenet Additional Facility Accession Agreements in respect of the Term Loan W Facility (an Additional Facility W Accession Agreement), that specifies (along with the other terms specified therein) Telenet International Finance S.à r.L. as the sole Borrower, that the Commitments under that Additional Facility W Accession Agreement are denominated in euros, to be drawn in euros and with the same Final Maturity Date and Margin as specified in this Agreement.

(b)
For the purposes of this Clause 18 (unless otherwise specified), references to each Telenet Additional Facility W Lender and Term Loan W Facility Loans shall include Lenders and Loans made under any such further Additional Facility W Accession Agreement.

(c)
Where any Term Loan W Facility Loan has not already been consolidated with any other Term Loan W Facility Loan, on the last day of any Term for that unconsolidated Term Loan W Facility Loan, that Term Loan W Facility Loan will be consolidated with any other Term Loan W Facility

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Loan which has a Term ending on the same day as that unconsolidated Term Loan W Facility Loan, and all such Term Loan W Facility Loans will then be treated as one Loan under the Term Loan W Facility.

19.
For the purposes of any amendment or waiver, consent or other modification (including, with respect to any existing Default or Event of Default) that may be sought by the Borrower under the Credit Agreement or any other Finance Document on or after the date of this Agreement, the Telenet Additional Facility W Lenders hereby consent to:

(a)	any and all of the items set out in Schedule 5 (Amendments, waivers, consents and other modifications) of this Agreement; and

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the changes envisaged in Schedule 5 (Amendments, waivers, consents and other modifications) of this Agreement or to conform any Finance Document to Schedule 5 (Amendments, waivers, consents and other modifications) of this Agreement; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement,

(and this Agreement shall constitute each Telenet Additional Facility W Lenders' irrevocable and unconditional written consent for the purposes of Clause 26 (Amendments and Waivers) of the Credit Agreement or Clause 21 (Remedies, Waivers, Amendments and Consents) of the Intercreditor Agreement without any further action required on the part of any Party).

20.
The Telenet Additional Facility W Lenders hereby waive receipt of any fee in connection with the consent in Clause 19 above, notwithstanding that other consenting Lenders under the Credit Agreement may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers or other modifications.

21.
We hereby acknowledge and agree that the Facility Agent may, but shall not be required to, send us any further formal amendment request in connection with all, or any of the proposed amendments set out under Clause 19 above and the Facility Agent shall be authorised to consent on our behalf, as a Lender under one or more Telenet Additional Facilities, to any such proposed amendments set out under Clause 19 above, and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, have consented to the relevant amendments and/or waiver to the Credit Agreement in accordance with Clause 26 (Amendments and Waivers) of the Credit Agreement.

22.
The Borrower confirms, on behalf of itself and each other Obligor, that the representations and warranties set out in Clause 16 (Representations and Warranties) of the Credit Agreement (except for Clauses 16.7 (Authorisations), 16.9 (No material adverse change), 16.10 (Litigation and insolvency proceedings), 16.11 (Business Plan), 16.12 (No misleading information), 16.13 (Tax Liabilities), 16.14 (Security Interests), 16.17 (Ownership of assets), and 16.19 (ERISA)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

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23.
Each of the Obligors further represents and warrants on the Effective Date that the execution and delivery by it of this Agreement and the performance of the transactions contemplated by this Agreement will not violate any agreement or instrument to which it is a party or which is binding upon it or any member of the Group or any of its assets or any member of the Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

24.
Each of the Guarantors confirm that its obligations under Clause 15 (Guarantee and Indemnity) of the Credit Agreement and each of the Existing Security Providers confirms that the Security Interests created pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of the Term Loan W Facility and that such obligations shall be owed to each Finance Party including the Telenet Additional Facility W Lenders.

25.	Each Telenet Additional Facility W Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

26.
Each Telenet Additional Facility W Lender and the Facility Agent agrees to waive the notice period in respect of drawdown requests under Clause 5.1 (Giving of Request) of the Credit Agreement in respect of the Term Loan W Facility.

27.
Each of the Telenet Additional Facility W Lenders agrees that without prejudice to Clause 27.4 (Procedure for transfer by way of novation) of the Credit Agreement, each New Lender (as defined in either Transfer Certificate referred to below) shall become, by the execution by the Facility Agent of a Transfer Certificate substantially in the form of either Schedule 3 or Schedule 4, as applicable, to this Agreement, bound by the terms of this Agreement as if it were an original party hereto as a Telenet Additional Facility W Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Agreement as a Telenet Additional Facility W Lender.

28.
The Facility Office and address for notices of each Telenet Additional Facility W Lender for the purposes of Clause 33.2 (Contact details) of the Credit Agreement will be that notified by each Telenet Additional Facility W Lender to the Facility Agent.

29.	For the purposes of the Term Loan W Facility and any Term Loan W Facility Loan, and notwithstanding any provision of a Finance Document to the contrary:

(a)	The following defined terms shall have the following meanings in the Finance Documents:
Luxembourg means the Grand Duchy of Luxembourg;
Luxembourg Guarantor means a Guarantor incorporated in Luxembourg; and
Luxembourg Obligor means an Obligor incorporated in Luxembourg.

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(b)	Where they relate to a Luxembourg company, references in the Finance Documents to:

(i)
a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(iii)
a security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(iv)	a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

(c)	Any guarantee given by any Luxembourg Guarantor does not constitute a suretyship (cautionnement) in the sense of articles 2011 and subsequent of the Luxembourg civil code.

(d)
The maximum liability of any Luxembourg Guarantor under the Finance Documents shall be limited so that the maximum amount payable by the relevant Luxembourg Guarantor for the obligations of any Obligor, which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, hereunder shall at no time exceed the Maximum Amount.

Maximum Amount of any Luxembourg Guarantor means the sum of an amount equal to the aggregate (without duplication) of:

(i)
all moneys received by that Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) as borrower under or pursuant to the Finance Documents; and

(ii)
the aggregate amount of the outstanding intercompany loans made to the Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) by other members of the Group which have been funded with moneys received by the Borrowers under the Finance Documents (the Loan Amount); and

(iii)	an amount equal to 95 per cent. of the greater of:

(A)	the market value of the assets of the Luxembourg Guarantor at the time the guarantee is called less the Liabilities, other than the Loan Amount, at the time the guarantee is called; and

(B)	the market value of the assets of the Luxembourg Guarantor at the date of this Agreement less the Liabilities, other than the Loan Amount, at the time the guarantee is called.

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Liabilities means all existing liabilities (other than any liabilities owed to the direct or indirect shareholders of the Luxembourg Guarantor) incurred, from time to time, by the Luxembourg Guarantor and as reflected, from time to time, in the books of the Luxembourg Guarantor.
If the Parties fail to reach an agreement as to the market value of the assets as referred to under paragraph (d)(iii) above, such market value shall be determined, at the sole costs of the Luxembourg Guarantor (provided such costs are properly and reasonably incurred), by (1) an independent investment bank appointed for this purpose by the Finance Parties or (2) a Luxembourg réviseur d’entreprises agréé appointed upon the request of any of the Finance Parties.

(e)
Telenet International Finance S.à r.L. hereby expressly accepts and confirms, for the purposes of Articles 1281 and 1278 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement or the Finance Documents, the guarantee given by it guarantees all obligations of each Luxembourg Obligor (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and any security created under this Agreement or the Finance Documents shall be preserved for the benefit of any New Lender and each Luxembourg Obligor hereby accepts and confirms the aforementioned.

(f)
Qualifying Lender means a Lender which is not an individual or a residual entity within the meaning of the Luxembourg laws implementing the European Council Directive 2003/48/EC of 3 June 2003 (the EU SD) on taxation of savings income in the form of interest payments, including notably the Luxembourg laws of 21 June 2005 implementing under Luxembourg law the EU SD and the Luxembourg law of 23 December 2005 creating a final withholding tax on certain income deriving from savings, and any entity which may fall within the scope of the EU SD as it may be amended from time to time.

30.	If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

31.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

32.
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

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SCHEDULE 1
TELENET ADDITIONAL FACILITY W LENDERS AND TERM LOAN W FACILITY COMMITMENTS

Telenet Additional Facility W Lender	Term Loan W Facility Commitment (€)
Telenet Luxembourg Finance Center S.à r.L.	442,822,015.20
The Bank of Nova Scotia	31,262,484.35

Total	474,084,499.55

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SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Obligors

(a)	A copy of the articles of association of each Obligor and each Existing Security Provider.

(b)
A copy of a resolution of the board of directors of each Obligor and each Existing Security Provider approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Documents to which it is, or will become, a party.

(c)
A specimen of the signature of each person authorised on behalf of an Obligor and each Existing Security Provider to execute or witness the execution of this Agreement and any other Finance Document or to sign or send any document or notice in connection with this Agreement and any other Finance Document.

(d)
An up-to-date extract from the Luxembourg Trade and Companies Register in respect of the Borrower or, to the extent the Borrower is not registered with the Luxembourg Trade and Companies Register, a certificate from a notary residing in Luxembourg.

(e)
A up-to-date negative certificate (certificat de non-inscription d'une decision judicaire) issued by the Luxembourg Trade and Companies register in respect of the Borrower or, to the extent the Borrower is not registered with the Luxembourg Trade and Companies Register, a certificate on solvency of an authorised signatory of the Borrower.

(f)	A copy of the minutes of the shareholders' meeting of each Belgian Obligor and each Belgian Existing Security Provider (except for Telenet Group Holding NV and Telenet Service Center BVBA):

(i)	approving for the purposes of Article 556 of the Belgian Companies Act, the terms of and transactions contemplated by this Agreement; and

(ii)
authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor or Existing Security Provider following the decision taken in accordance with the above.

(g)	A certificate of an authorised signatory of the Borrower:

(i)	confirming that utilising the Total Commitments (including the Term Loan W Facility Commitments) in full would not breach any limit binding on any Obligor; and

(ii)	certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)	Evidence that the agent of the Borrower under the Finance Documents for service of process in England has accepted its appointment.

(i)	Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

2.	Legal opinions

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(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy, société en commandite simple (Luxembourg), Luxembourg legal advisers to the Facility Agent, addressed to the Finance Parties.

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SCHEDULE 3
TRANSFER CERTIFICATE (CASHLESS)

To:	The Bank of Nova Scotia as Facility Agent and Telenet International Finance S.à r.L. as Borrower

From:	Telenet Luxembourg Finance Center S.à r.L. and [ ]

Date: 2014
Telenet NV - credit facilities agreement dated August 1, 2007 (as amended and restated from time to time), by and among Telenet NV and The Bank of Nova Scotia (originally BNP Paribas and then Toronto Dominion (Texas) LLC) as facility agent and KBC Bank NV as security agent (the Credit Agreement)
Terms defined in the Credit Agreement have the same meanings when used in this letter, or, if not defined in the Credit Agreement, the Telenet Additional Facility W Accession Agreement (as defined below), have the same meaning in this Transfer Certificate.
We refer to:

(a)	Clause 27.4 (Procedure for transfer by way of novations) of the Credit Agreement;

(b)	Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement; and

(c)
the Telenet Additional Facility Accession Agreement dated on or about the date of this Transfer Certificate, pursuant to which a term loan facility is being made available to the Borrower as a Telenet Additional Facility (Term Loan W Facility) under the Credit Agreement (the Telenet Additional Facility W Accession Agreement).

1.
[ ] (the Existing [Q][R][T] Lender) agrees to novate and Telenet Luxembourg Finance Center S.à r.L. (the New [Q][R][T] Lender) agrees to accept novation on the Effective Date of all the Existing [Q][R][T] Lender's rights and obligations referred to in the Schedule in accordance with Clause 27.4 (Procedure for transfer by way of novations) of the Credit Agreement and Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement.

2.
Telenet Luxembourg Finance Center S.à r.L. (the Existing W Lender) agrees to novate and [ ] (the New W Lender) agrees to accept the novation on the Effective Date of all the Existing W Lender's rights and obligations referred to in the Schedule in accordance with Clause 27.4 (Procedure for transfer by way of novations) of the Credit Agreement and Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement.

3.
The aggregate Existing Term Loan [Q][R][T] Facility Commitment will be equal to the aggregate Existing Term Loan W Facility Commitment (each term as referred to in the the Schedule to this certificate). The Existing [Q][R][T] Lender's obligation to transfer the Existing Term Loan [Q][R][T] Facility Commitment to the New [Q][R][T] Lender and the Existing W Lender’s obligation to transfer the Existing Term Loan W Facility Commitment to the New W Lender, will each be deemed to be satisfied by the deemed transfer of the other, in each case on the Effective Date.

4.	The New [Q][R][T] Lender confirms that it is bound by the terms of the Telenet Additional Facility [Q][R][T] Accession Agreement from the Effective Date as if it were an original party thereto as a

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Telenet Additional Facility Lender and shall acquire the same rights and assume the same obligations towards the other parties to the Telenet Additional Facility [Q][R][T] Accession Agreement as would have been acquired and assumed had the New [Q][R][T] Lender been an original party to the Telenet Additional Facility [Q][R][T] Accession Agreement as a Telenet Additional Facility Lender.

5.
The New W Lender confirms that it is bound by the terms of the Telenet Additional Facility W Accession Agreement from the Effective Date as if it were an original party thereto as a Term Loan W Facility Lender and shall acquire the same rights and assume the same obligations towards the other parties to the Telenet Additional Facility W Accession Agreement as would have been acquired and assumed had the New W Lender been an original party to the Telenet Additional Facility W Accession Agreement as a Term Loan W Facility Lender.

6.	For the purposes of Article 1278 and 1281 of the Luxembourg Civil Code and Article 1278 of the Belgian Civil Code:

(a)	the Existing [Q][R][T] Lender, the Facility Agent and the New [Q][R][T] Lender agree that the Security Documents will be preserved for the benefit of the New [Q][R][T] Lender, and

(b)	the Existing W Lender, the Facility Agent and the New W Lender agree that the Security Documents will be preserved for the benefit of the New W Lender, in each case in accordance with Clause 27.4 (Procedure for transfer by way of novations) of the Credit Agreement.

7.	The New [Q][R][T] Lender and the New W Lender each represents on the date of this Transfer Certificate that it is a Qualifying Lender.

8.	This certificate shall take effect on the date of this certificate.

9.	For the purposes of this Transfer Certificate, “Effective Date” means the date specified under the Facility Agent's name in the relevant signature page to this Transfer Certificate.

10.
Each party to this document agrees, the Facility Agent agrees on behalf of each Finance Party, and Telenet NV agrees on behalf of each Obligor, that this document is a Transfer Certificate notwithstanding that its form is different to that required by the Credit Agreement.

11.	This Transfer Certificate is a Finance Document.

12.
This Transfer Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Transfer Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Transfer Certificate.

13.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

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THE SCHEDULE
Rights and obligations to be novated:

1.	Existing [Q][R][T] Lender
Existing Term Loan [Q][R][T] Facility Commitment: €
Transferee: New [Q][R][T] Lender

2.    Existing W Lender
Existing Term Loan W Facility Commitment: €
Transferee: New W Lender

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TELENET LUXEMBOURG FINANCE CENTER S.À R.L., as the New [Q][R][T] Lender

By:
Name:
Title:

TELENET LUXEMBOURG FINANCE CENTER S.À R.L., as the Existing W Lender

By:
Name:
Title:

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, as the Existing [Q][R][T] Lender

By:
Name:

, as the New W Lender

By:
Name:

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TELENET NV, as Obligors agent

By:
Name:
Title:

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THE BANK OF NOVA SCOTIA, as Facility Agent

By:
Name:
Title:
Date:
The Facility Agent confirms that the Effective Date is the date on which it countersigns this Transfer Certificate.

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SCHEDULE 4
TRANSFER CERTIFICATE (CASH)

To:	The Bank of Nova Scotia as Facility Agent and Telenet International Finance S.à r.L. as Borrower

From:	[THE EXISTING LENDER] and [THE NEW LENDER]
Date: 2014
Telenet NV - credit facilities agreement dated August 1, 2007 (as amended and restated from time to time), by and among Telenet NV and The Bank of Nova Scotia (originally BNP Paribas and then Toronto Dominion (Texas) LLC) as facility agent and KBC Bank NV as security agent (the Credit Agreement)
Terms defined in the Credit Agreement have the same meanings when used in this letter, or, if not defined in the Credit Agreement, the Telenet Additional Facility W Accession Agreement (as defined below), have the same meaning in this Transfer Certificate.
We refer to:

(a)	Clause 27.4 (Procedure for transfer by way of novations) of the Credit Agreement;

(b)	Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement; and

(c)
the Telenet Additional Facility Accession Agreement dated [●] 2014, pursuant to which a €[●] term loan facility is made available to the Borrower as a Telenet Additional Facility (Term Loan W Facility) under the Credit Agreement (the Telenet Additional Facility W Accession Agreement).

1.
We, [ ] (the Existing Lender) agree to novate and we, [ ] (the New Lender) agree to accept novation of all the Existing Lender's rights and obligations referred to in the Schedule on and from the Effective Date in accordance with Clause 27.4 (Procedure for transfer by way of novations) of the Credit Agreement and Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement.

2.
The New Lender confirms that it is bound by the terms of the Telenet Additional Facility W Accession Agreement from the Effective Date as if it were an original party thereto as a Telenet Additional Facility W Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to the Telenet Additional Facility W Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to the Telenet Additional Facility W Accession Agreement as a Telenet Additional Facility W Lender.

3.
For the purposes of Articles 1278 and 1281 of the Luxembourg Civil Code and Article 1278 of the Belgian Civil Code, the Existing Lender, the Facility Agent and the New Lender agree that the Security Documents will be for the benefit of the New Lender in accordance with Clause 27.4 (Procedure for transfer by way of novations) of the Credit Agreement.

4.	The New Lender represents on the date of this Transfer Certificate that it is a Qualifying Lender.

5.	This certificate shall take effect on the date of this certificate.

6.	For the purposes of this Transfer Certificate, “Effective Date” means the date specified under the Facility Agent's name in the relevant signature page to this Transfer Certificate.

0096349-0000001 BK:27206223.10	18

7.
Each party to this document agrees, the Facility Agent agrees on behalf of each Finance Party, and Telenet NV agrees on behalf of each Obligor, that this document is a Transfer Certificate notwithstanding that its form is different to that required by the Credit Agreement.

8.	This Transfer Certificate is a Finance Document.

9.
This Transfer Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Transfer Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Transfer Certificate.

10.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

0096349-0000001 BK:27206223.10	19

THE SCHEDULE
Rights and obligations to be novated:
EXISTING LENDER
Existing Lender’s Term Loan W Facility Commitment: €[●]
Assignee: New Lender

NEW LENDER

Facility Office	[ ]
Address for notices for administrative purposes [ ]
Address for notices for credit purposes [ ]

0096349-0000001 BK:27206223.10	20

[The Existing Lender], as the Existing Lender

By:
Name:
Title:

0096349-0000001 BK:27206223.10	21

[The New Lender], as the New Lender

By:
Name:
Title:

0096349-0000001 BK:27206223.10	22

TELENET NV, as Obligors agent

By:
Name:
Title:

0096349-0000001 BK:27206223.10	23

THE BANK OF NOVA SCOTIA, as Facility Agent

By:
Name:
Title:
Date:
The Facility Agent confirms that the Effective Date is the date on which it countersigns this Transfer Certificate.

0096349-0000001 BK:27206223.10	24

SCHEDULE 5
AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 5 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Business: amend the definition of Business to include the provision, creation, distribution and broadcasting of content as set out in recent Liberty precedents.

2.
Consolidated Cash and Cash Equivalents: amend the definition of Consolidated Cash and Cash Equivalents, to bring it substantially in line with and/or by reference to clauses and language used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market and in particular:

(a)	include the following as additional limbs to such definitions:

(i)
marketable general obligations issued by any political subdivision of governments (consistent with recent Liberty precedent) which when acquired had a credit rating of A- or higher from either Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited; and

(ii)	repurchase obligations with a term of not more than seven days from certain types of underlying securities entered into with an acceptable bank; and

(b)	amend the definition of acceptable bank contained in the definition of Consolidated Cash and Cash Equivalents such than any acceptable bank has a rating of “BBB+” and “Baa1” respectively.

3.
Optional Currencies: amend the Credit Agreement to provide that the Revolving Facility Commitments may also be utilised in currencies other than EUR on the basis set out in recent Liberty precedent which contain a revolving credit facility.

4.
LIBOR: amend the definition of LIBOR to provide for the replacement of the British Bankers’ Association by the ICE Benchmark Administration as the administrator of LIBOR, together with other amendments by reference to clauses and language used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

5.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)
replacing the provision in respect of deferred payments with deferral of payments for assets acquired or services supplied to refer to a deferral of 180 days (or 360 days if such deferral is in accordance with the relevant purchase terms) and to add a reference to “the relevant invoice date” as an alternative to the relevant acquisition or supply date and deleting the associated limb (m) of Permitted Financial Indebtedness;

(b)	by excluding the following items from the definition:

0096349-0000001 BK:27206223.10	25

(i)	cash-collateralised indebtedness;

(ii)	indebtedness having the nature of equity (other than redeemable shares);

(iii)	any deposits or prepayments received by any member of the Group from a customer or subscriber for its service;

(iv)	limb (d) relating to obligations under finance leases and hire purchase contracts; and otherwise exclude obligations in respect of finance leases or capital leases;

(v)
any indebtedness in respect of any transactions relating to transfers of receivables (and related assets) to asset securitisation Subsidiaries or by an asset securitisation Subsidiary to any other person, or the grant of security in respect of such receivables or related assets, in connection with any asset securitization programmes or receivables factoring transactions; and

(vi)	any parallel debt obligations to the extent such obligations mirror other Financial Indebtedness.

6.
Majority Lenders: amend Clause 1.1 of the Credit Agreement to reduce the fractions specified in the definitions of Majority Lenders, from two thirds or more (for any or all purposes under the Credit Agreement or any other Finance Document (including for the purposes of any Telenet Additional Facility)) to more than 50.00% and to exclude the available commitments of defaulting lenders for the purposes of amendments or waivers.

7.
Super Majority Lenders: amend Credit Agreement to provide for a definition of Super Majority Lenders so that amendments and waivers in respect of the release of any guarantee or security only requires the consent of Lenders representing 90.00% of Commitments.

8.
Voting on cancelled and prepaid participations: amend the Credit Agreement to provide that a Commitment and a Loan (and any participation therein) as set forth in Clause 1.1 (Definitions) of the Credit Agreement shall be deemed to be cancelled or prepaid (with respect to any Telenet Additional Facility Commitment) and not outstanding (with respect to any Loan) for purposes of voting or consents (other than any vote or consent related to the non-payment of such Loan) under the Credit Agreement if the Company has delivered to the Facility Agent a cancellation or prepayment notice with respect to such Telenet Additional Facility Commitment or Loan; provided that any such Loan shall remain due and payable on the applicable prepayment date and, if not repaid in full on the applicable prepayment date, then all voting or consent rights with respect thereto shall be reinstated with retroactive effect from the date of delivery of such cancellation or prepayment notice.

9.
Interpolation: amend the Credit Agreement to provide for an interpolated screen rate in line with European leverage loan precedents and recent Liberty precedents and amend the definitions of EURIBOR and LIBOR accordingly.

10.	Mandatory Costs: delete all references in the Credit Agreement to Mandatory Costs and any related provisions.

11.
Increase: amend Clause 2 (Facilities) to provide for the ability to increase Commitments under a Facility by increasing a Lender’s Commitments with that Lender’s consent or by including new Commitments of any bank, financial institution, trust, fund or any other entity selected by the Company, including (but without limitation) the ability to increase the Commitments in an amount equal to the

0096349-0000001 BK:27206223.10	26

amount of any commitments cancelled as a result of (i) illegality, or (ii) Commitments cancelled as a result of the relevant Lender becoming a defaulting lender. Amend to permit the Company to pay a fee to any increase Lender.

12.
Telenet Additional Facilities: amend Paragraph (e) of Clause 2.7 (Telenet Additional Facility) to remove the requirements: (i) that the average maturity of the Telenet Additional Facility can be no earlier than 31 July 2017; and (ii) to comply with certain ratio levels and provide instead that, as a condition to any utilisation of such Telenet Additional Facility: (a) the ratio of Net Senior Secured Debt (to be defined in accordance with recent Liberty precedent) to Consolidated Annualised EBITDA would not be greater than 4.00:1, as a result of any such utilisation (taking into account in each case the Revolving Facility Excluded Amount (as defined below)). In addition, expressly permit the Company to pay a fee to any Telenet Additional Facility Lender.

13.
Documentary Credits: amend the Credit Agreement to permit utilisation of the Revolving Facility by way of letters of credit, bank guarantees, indemnity, performance bonds and other documentary credits.

14.
Ancillary Facilities: amend the Credit Agreement to provide for an ability to incur bilateral ancillary lines with a Lender (with the consent of that Lender) as a carve-out to the Revolving Facility Commitments.

15.
Rollover Loans: amend Clause 6.6 (Repayment of Revolving Loans) to clarify that, to the extent a Borrower is due to repay (in full or in part) a Revolving Loan on the same day on which such Borrower has also requested a Revolving Loan in the same currency and in the same or a lesser amount, a rollover of such Rollover Loan shall be effected on a cashless basis.

16.
Change of Control: amend Clause 7.2 (Mandatory prepayment – change of control) to extend the requirement to repay so that it falls 30 Business Days after the date of the notice from the Facility Agent and amend such Clause and the definition of Change of Control to reflect a recent Liberty precedent, including the ability to effect a post-closing reorganization and a spin-off without triggering a mandatory prepayment thereunder.

17.
Cancellation: amend Clause 7.9 (Right of repayment and cancellation of a single Lender) (i) to provide for the transfer in full and at par (in addition to the right of repayment and cancellation) of the Commitment and participation in a Utilisation of a single Lender to another Lender; and (ii) to provide that the right to repay, cancel or transfer also arises in respect of a Lender’s Commitment or participation in a Utilisation where that Lender invokes the market disruption clause.

18.
Notice of Prepayment or Cancellation: amend Clause 7.12(a) (Miscellaneous provisions) to provide that a notice of prepayment or cancellation may be conditional and be revoked provided that a Borrower has, within 10 Business Days, indemnified any Lender in respect of such Lender’s Break Costs if the prepayment or cancellation does not occur as notified and the notice period can be reduced with the consent of the Majority Lenders under the relevant Facility. The definition of Break Costs will be amended to include a Lender’s losses as a result of having to unwind any related funding contract (which it had entered into or initiated upon receipt of such notice) as a result of the revocation of a notice of prepayment or cancellation.

19.
Interest on Term Loan and Revolving Loan Advances: amend Clause 9.1 (Selection – Term Loans) and Clause 9.2 (Selection - Revolving Loans) to permit interest periods to be any period from 1, 2, 3 or 6 months or such other period of up to 12 months (for Revolving Loans and for Term Loans) or as the Majority Lenders under the relevant Facility may agree and in addition and for Revolving Loans only any period between 1 day and 30 days.

0096349-0000001 BK:27206223.10	27

20.
Mandatory Prepayment from Disposals Proceeds: amend Clause 7.3 (Mandatory Prepayment from Disposal Proceeds) and 7.4 (Date for prepayment) to require prepayment of disposal proceeds only to the extent required to ensure compliance with the Total Net Debt maintenance financial covenant, exclude any proceeds from any other Permitted Disposal other than the general Permitted Disposals basket, remove the requirement to transfer disposal proceeds to a blocked account pending reinvestment and include a de minimis threshold of the greater of €200,000,000 and 5% of total assets and increase the reinvestment period from 12 months to 18 months (provided the disposal proceeds have been contracted to be reinvested within 12 months of the relevant Permitted Disposal) (and subject to the proviso that the financial covenant discussed above shall be retested at the end of such period and proceeds shall then be prepaid to the extent required to ensure compliance in line with recent Liberty precedent).

21.	Qualifying Lender Representation: amend Clause 11 (Taxes) to:

(a)	include an obligation on each Lender to notify the Company as soon as such Lender ceases to be a Qualifying Lender (except if caused by a change in Tax law);

(b)
include an obligation on each Lender to co-operate with the Company and to provide the Company with such information as the Company reasonably requests to determine whether a Lender has ceased to be a Qualifying Lender;

(c)	include an obligation on each Lender to certify its Qualifying Lender status in any relevant transfer certificate, increase confirmation or additional facility accession; and

(d)
limit the Qualifying Lender provision in respect of any Facility advanced to an entity incorporated in Belgium, so that no entity that is subject to withholding tax may become a Lender under such tranche without the consent of the Company.

22.	Increased Costs: amend Clause 12.2 (Exceptions) to include:

(a)	costs attributable to gross negligence or wilful breach by a Finance Party;

(b)	costs not notified within 30 days of a Finance Party becoming aware;

(c)	FATCA deductions; and

(d)	Bank Levies to the extent not more onerous than existing actual or draft laws (as applicable).

23.
Tax: amend Clause 11 (Taxes) to provide that the Finance Parties and the Borrower shall cooperate in good faith to complete any procedural steps to allow the Borrower to make payments free without withholding or deduction for taxes and each Finance Party will provide information requested by the Borrower in order for the Borrower to be exempt from withholding or deduction for any taxes under any applicable international treaty and in connection with FATCA and any applicable reporting requirements under FATCA and to include any provisions (which are not materially adverse to the interests of the Lenders) required to accommodate an acceding Additional Borrower incorporated in a jurisdiction other than Belgium, the Netherlands, Luxembourg and the United States. The Borrower will not be liable under any tax gross up or tax indemnity provisions in respect of any FATCA deductions.

24.
VAT: amend Clause 11.7 (Value Added Taxes) to provide that where an Obligor is required to make any payment in connection with Clause 11.7 (Value Added Taxes), such amount shall not become due until the Obligor has received a formal invoice detailing the VAT to be paid.

0096349-0000001 BK:27206223.10	28

25.
Market Disruption: amend the Credit Agreement to include market disruption provisions and the provision of alternative interest rates in accordance with recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

26.
Group: amend the definition of Group to exclude unrestricted subsidiaries, dormant subsidiaries that are not guarantors, project companies (as defined in accordance with a recent Liberty precedent), asset securitisation subsidiaries (as defined in accordance with a recent Liberty precedent) and entities that become subsidiaries as a result of an asset passthrough.

27.
Permitted Affiliate Parent: amend the Credit Agreement in line with recent Liberty precedent to provide an ability to acquire Affiliates that are not Subsidiaries of the Parent but are Subsidiaries of another Affiliate common holding company that is not a member of the Group (the holding entity of the acquired group being the “Permitted Affiliate Parent”) and to allow conforming changes including the ability to designate (subject to certain deliverables in accordance with recent Liberty precedents) any new holding company, or as applicable, any member of the new Group as the common holding company of the Group for the purposes of, amongst other things, the definitions of Change of Control, Restricted Payments and Permitted Payments and in respect of financial statements and provide an ability for the Company to deliver financial statements that are consolidated at the level of the common holding company provided that the Company also delivers a Group reconciliation.

28.
Unrestricted Subsidiaries: adopt the concept of unrestricted subsidiaries from recent Liberty precedents (and remove the concept of Non-Recourse Subsidiary) so that, amongst other things, unrestricted subsidiaries can be designated from time to time and not just prior to the relevant entity becoming a subsidiary.

29.
Representations: remove Clause 16.11 (Business Plan), 16.18 (Material Contracts) and paragraph (c) of Clause 16.16 (Environmental laws); and amend Clause 16.23(a) (Times for making representations and warranties) to exclude Clauses 16.5 (Non-conflict) 16.6 (No Event of Default) 16.7 (Authorisations) 16.16 (Environmental) 16.20 (United States Regulation) 16.21 (Anti-Terrorism Laws) from the representations and warranties deemed repeated under that clause.

30.	Information:

(a)
amend Clause 17.1 (Financial statements) to provide that to the extent financial statements are filed on a public register or published on the Company’s website they shall be deemed supplied to the Facility Agent;

(b)	amend the Credit Agreement to remove requirement to prepare budgets under Clause 17.4 (Budgets);

(c)	amend Clause 17.5 (Information – miscellaneous) to provide for delivery of information by the Company to the Lenders (who have not objected) by posting to a designated website or email address;

(d)	amend Clause 17.6(b) (Notification of Default) to provide that certificate of no Default requested by the Facility Agent may be signed by an authorised officer of the Company;

(e)
amend Clause 17.7 (Inspection rights) to provide that the Facility Agent may only inspect the properties of the Group whilst there is an Event of Default continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist or other reasonable grounds; and

0096349-0000001 BK:27206223.10	29

(f)
amend Clause 28 (Disclosure of Information) (i) to apply to information of any member of the Group; (ii) to survive 12 months from the earlier of the date the Commitments have been repaid or cancelled in full and (in respect of that Finance Party only) the date a Finance Party resigns; and (iii) to reflect such clauses and language used in recent Liberty precedents as the company considers beneficial.

31.	Financial Covenants:

(a)
amend the definition of Consolidated EBITDA, at the Company’s option to provide that the starting point for Consolidated EBITDA may be operating income and/or, at the Company’s option, to include the following limbs as add backs or deductions to that definition:

(i)	depreciation;

(ii)	amortisation;

(iii)	one-off reorganization or restructuring charges;

(iv)	non-cash charges;

(v)	direct or related acquisition, disposal, recapitalization, debt incurrence or equity offering costs;

(vi)	losses or gains on the sale of operating assets;

(vii)	non-recurring, exceptional, extraordinary, one-off or unusual items;

(viii)
the effects of adjustments under IFRS or GAAP attributable to the application of recapitalization accounting or acquisition accounting in relation to any merger, acquisition or joint venture investment and adjustments to reduce the impact of any change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(ix)	accrued management fees (whether or not paid) and any permitted holding company expenses;

(x)	specified legal expenses (and include a definition as per recent Liberty precedents);

(xi)	any stock-based compensation expense;

(xii)	the amount of loss on the sale of any assets in connection with asset securitisation programme or receivables factoring transaction;

(xiii)	net earnings or losses attributable to non-controlling interests;

(xiv)	share of income or loss on equity investments;

(xv)	deferred financing cost written off and premiums paid to extinguish debt early;

(xvi)	unrealised gains/losses in respect of hedging;

(xvii)	tangible or intangible asset impairment charges;

0096349-0000001 BK:27206223.10	30

(xviii)	capitalised interest on Subordinated Shareholder Loans;

(xix)	accruals and reserves established or adjusted within twelve months after the closing date of any acquisition required to be established or adjusted in accordance with GAAP;

(xx)	any expense to the extent covered by insurance or indemnity and actually reimbursed;

(xxi)	any realized and unrealized gains and losses due to changes in the fair value of equity investments; and

(xxii)	any up-front installation fees associated with commercial contract installations completed during the applicable reporting period (less any portion of such fees included in earnings);

(xxiii)
any fees or other amounts charged or credited to the Company’s and the guarantors related to intra-Group services may be excluded to the extent such fees or other amounts (i) are not included in the Company’s externally reported operating cash flow or equivalent measure or (ii) are deemed to be exceptional or unusual item; and

(xxiv)
to the extent not already included in operating income, the amount received from business interruption insurance and reimbursements of any expenses covered by indemnification or other reimbursement in connection with a permitted acquisition, investment or disposal of assets.

(b)	amend the definition of Consolidated Total Borrowings, in each case, to exclude from such definitions:

(i)	borrowings of unrestricted subsidiaries (as such subsidiaries are defined in recent Liberty precedents);

(ii)	intra-group borrowings;

(iii)	shareholder loans;

(iv)	excluding the portion of indebtedness of a member of the Group attributable to minority interests;

(v)	borrowings represented by deposits or prepayments from subscribers/customers;

(vi)	borrowings of acquired companies that will be discharged within 6 months;

(vii)	for the avoidance of doubt Financial Indebtedness arising by reason of mark-to-market fluctuations on hedging;

(viii)	borrowings from holders of equity to the extent advanced pro rata and repayable only on liquidation;

(ix)
in respect of drawings under any Revolving Facility at the relevant time up to an amount of 0.25 multiplied by Consolidated Annualised EBITDA for the latest Measurement Period (the “Revolving Facility Excluded Amount”); and

(x)	Financial Indebtedness in respect of any contingent obligations,

0096349-0000001 BK:27206223.10	31

any new definition of Net Senior Secured Debt (or similar) shall adopt the same approach as the definition of Total Debt (where applicable), including as outlined above.

32.
Net Total Debt to Consolidated Annualised EBITDA: amend Clause 18.2 (Net Total Debt to Consolidated Annualised EBITDA) such that the Net Total Debt to Consolidated Annualised EBITDA financial ratio may not be greater than 5.50:1.00 for each Measurement Period (but taking into account the Revolving Facility Excluded Amount for the purposes of calculating debt).

33.
Interest Cover Covenant: remove the requirement for the Company to ensure that the ratio of Consolidated EBITDA to Total Cash Interest is not less than 2.10:1 contained in Clause 18.3 (Consolidated EBITDA to Total Cash Interest) and remove any other references to such ratio.

34.	Capital Expenditure Covenant: remove the capital expenditure covenant set out in Clause 19.22 (Capital expenditure) which limits capex spending to being in relation to Permitted Business.

35.	US Borrowers: remove the covenant in relation to US Borrowers set out in Clause 19.25 (U.S. Borrowers) which limits the activities of and loans to and from US Borrowers.

36.	Pro forma EBITDA: amend Clause 18.4 (Calculations), so that, for the purposes of testing compliance with the financial ratios set out in Clause 18 (Financial Covenants):

(a)
the calculations are determined in good faith by a responsible financial or accounting officer and are made on a pro forma basis giving effect to all material acquisitions and disposals made by the Group (including in respect of anticipated expense and cost reductions) and including as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company or any other member of the Group including in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganizations or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared);

(b)
Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such incurrence, repayment, acquisition, discharge or disposal or acquisition occurred on the first day of such period; and

(c)
interest on any indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any hedging in respect of such indebtedness).

37.	Equity Cures: amend Clause 18.5 (Cure provisions):

(a)	so that the financial ratios set out in Clause 18 (Financial Covenants) may be remedied by deeming that such cure proceeds are (as applicable):

(i)	added to Consolidated Annualised EBITDA; or

(ii)	applied to reduce Total Debt or Net Total Debt;
in each case, at the discretion of the Company; and

0096349-0000001 BK:27206223.10	32

(b)
to remove the requirement to repay or prepay the cure proceeds against any of the Facilities or Loans and to clarify that there is no requirement to repay or prepay all or any part of the Facilities or any Loans; and

(c)	so that an equity cure may be effected up to 15 Business Days following the delivery of the financial statements which showed a breach.

38.
Material Subsidiaries: amend Clause 18.7 (Material Subsidiaries) so that the Company is required to ensure that the Obligors constitute 80% of the Consolidated EBITDA of the Group and to remove the obligation for each Material Subsidiary to become a Guarantor and amend the definition of Material Subsidiary so that only companies whose Consolidated EBITDA is 5% of the Group constitute Material Subsidiaries.

39.
Accounting Principles: amend, amongst other provisions, Clauses 17.2 (Form of financial statements), 18.1 (Interpretation) and 18.6 (Determinations) to permit the Company to elect (and to re-elect) to prepare its financial statements in accordance with US GAAP or IFRS; and adjust its financial covenants and definitions accordingly, or retain its existing financial covenants and definitions in each case in accordance with recent Liberty precedent (including provision of a reconciliation where applicable) provided that if a reconciliation is provided following any election to revert back to IFRS the ratios, definitions and financial covenants levels in existence at the original date of the Credit Agreement (updated to reflect any other amendments made since the original date of the Credit Agreement) shall be automatically reinstated.

40.
Asset Securitisation Subsidiary: amend the Credit Agreement, as per recent Liberty precedent, to permit, amongst other things, acquisitions and investments in respect of asset securitization subsidiaries. An asset securitisation subsidiary is any member of the Group that is engaged solely in the business of effecting or facilitating any asset securitisation programme or programmes or one or more receivables factoring transaction.

41.	Permitted Disposals:

(a)	amend the definition of Permitted Disposal to include:

(i)
to clarify in limb (f) of such definition that a disposal between a member of the Group (which is not an Obligor) and another member of the Group (which is not an Obligor) also constitutes a Permitted Disposal;

(ii)
direct or indirect sale (or otherwise) of any part of a present or future undertaking, shares, property, rights or remedies or other assets by one or a series of transactions related or not required by a regulatory authority or court of competent jurisdiction;

(iii)	disposal of real property if the fair market value in any financial year does not exceed the greater of €50,000,000 and 1% of total assets;

(iv)
disposals of accounts receivable on arms’ length terms pursuant to an asset securitisation programme or receivables factoring transactions (recourse and non-recourse), provided that the aggregate amount of all such securitisations or receivables factoring transactions does not exceed the greater of €200,000,000 and 5% of Total Assets at any time;

0096349-0000001 BK:27206223.10	33

(v)	disposals of assets pursuant to sale and leaseback transactions where the aggregate fair market value does not exceed the greater of €100,000,000 and 2% of total assets; and

(vi)
including a general basket by reference to Consolidated Annualised EBITDA set at 17.5% less the deductions and plus the additions (including as a result of reinvestment through acquisitions) as set out in recent Liberty precedents.

(b)
a new paragraph 19.6(c) such that if a transaction (or any portion) meets the criteria of a Permitted Disposal and also meets the criteria of a Permitted Payment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or any portion) as a disposal permitted under Paragraph (b) of Clause 19.6 (Disposals) and/or a Restricted Payment permitted under Clause 19.13 (Restricted Payments).

42.
Asset Passthrough: amend, amongst others, Clauses 19.6 (Disposals), 19.7 (Financial Indebtedness), 19.10 (Acquisitions and mergers), 19.13 (Restricted Payments) and 19.15 (Loans and Guarantees) and any related definitions to permit, as per recent Liberty precedents, asset transfers between a holding company of a Borrower and/or any other members of the wider Liberty group (excluding members of the Group) where such assets pass through one or more members of the Group before being finally transferred to the relevant holding company or wider Liberty group member (as applicable), subject to certain restrictions.

43.
Project Companies: amend the Credit Agreement to permit, as per recent Liberty precedents, amongst other things (a) the disposal of shares or other interests (including shareholder loans) in any special purpose company or its holding company whose creditors have no recourse to any member of the Group (except to the extent of any security granted over such shares or other interests) and (b) the grant of security over the shares or other interests in, or the assets of, such special purpose company (or its holding company).

44.	Content Transactions: amend the Credit Agreement, as per recent Liberty precedent, such that, amongst other things:

(a)	an amount (being the greater of €200,000,000 and 5% of total assets) of net proceeds are not required to be prepaid against the Facilities in mandatory prepayment; and

(b)	payments (being up to the greater of €200,000,000 and 5% of total assets) in respect thereof will constitute Permitted Payments, in respect of any sale, distribution or other transaction relating to any broadcasting or distribution rights or images, audio, visual or interactive content provided that no Event of Default is continuing or would occur as a result of such transaction.

45.
Permitted Acquisition/Permitted Joint Venture: amend the Permitted Acquisition and Permitted Joint Venture provisions to delete any requirement to provide a business plan, acquisition business plan, or other financial projections subject however to retention of a requirement to certify pro forma compliance with the ratio of Net Total Debt to Consolidated Annualised EBITDA being less than or equal to 5.50:1.00; increase time period for deliverables to within 60 days of the acquisition; provide that any certificate required may be signed by an authorized officer of the Company; and make such other conforming changes required to bring in line with recent Liberty precedent.

46.	Geographic restrictions: (a) delete all jurisdictional restrictions applicable to any Permitted Acquisition, Permitted Joint Venture or Permitted Business; and (b) amend Clause 27.7(b) (Additional

0096349-0000001 BK:27206223.10	34

Borrowers) to provide that, in addition to the existing ability for an Additional Borrower incorporated in Benelux and the US to accede (without requiring any Lender consent), to provide an ability to accede Additional Borrowers incorporated in any other jurisdiction with the consent of the Majority Lenders.

47.	Treasury transactions: amend the Credit Agreement to delete Clause 19.12 (Treasury transactions).

48.
Holding Companies: amend the Credit Agreement to delete Clause 19.16 (Holding Companies) which restricts Telenet Group Holding N.V. from carrying out any business, owning any asset or incurring any liabilities except for certain limited items and amend Clause 19.10(b)(iii) to expressly permit a merger of any of Telenet Group Holding N.V., Telenet N.V or any of their intermediate holding companies or Telenet Vlaanderen NV with any of Telenet Group Holding N.V., Telenet N.V or Telenet Vlaanderen NV any of their intermediate holding companies subject to compliance with the merger regime in recent Liberty precedents.

49.	Permitted Financial Indebtedness: amend the definition of Permitted Financial Indebtedness:

(a)	to include an express reference to any Financial Indebtedness constituting a Permitted Transaction;

(b)	any Financial Indebtedness in respect of any non-recourse subsidiary;

(c)
to remove the restriction on not incurring Financial Indebtedness in contemplation of a Permitted Acquisition and the requirement to discharge such Financial Indebtedness within six months of the date of completion of the acquisition;

(d)
to permit vendor financing arrangements and sale and leaseback transactions provided that the pro forma Net Total Debt to Consolidated Annualised EBITDA is equal to or less than, 5.50:1.00, provided that such vendor financing provider or lessor is not permitted to benefit from any Security Interest other than in respect of the assets subject to such financing arrangements;

(e)
to include a provision such that if that Financial Indebtedness meets the criteria of more than one of the types of Permitted Financial Indebtedness in the definition of Permitted Financial Indebtedness, the Company, in its sole discretion, may classify such item of Financial Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of the limbs of that definition and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of such limbs, and, from time to time, may reclassify all or a portion of such Financial Indebtedness;

(f)
to permit Financial Indebtedness of asset securitization subsidiaries (as described above) incurred solely to finance any asset securitisation programme or receivables factoring transaction otherwise permitted under the definition of Permitted Disposals; and

(g)
in Paragraph (p) of the definition of Permitted Financial Indebtedness, permit the Company to incur Financial Indebtedness under this general basket of up to an aggregate of the greater of €200,000,000 and 5% of total assets.

50.	Permitted Transaction: amend the definition of Permitted Transaction:

(a)
to include transactions conducted in the ordinary course of trading on arm’s length terms (other than (i) any sale, lease, licence, transfer or other disposal and (ii) the granting or creation of any Security or the incurring or permitting to subsist of Financial Indebtedness);

0096349-0000001 BK:27206223.10	35

(b)	to expressly permit a member of the Group to acquire shares in another member of the Group (in particular, in respect of a Holding Company of such member of the Group);

(c)	to permit post-closing reorganisations and spin-offs in line with recent Liberty precedent.

51.
New Notes Issuances and Additional Senior Secured Debt: amend the Finance Documents to provide that (subject to certain protections such that creditors of the new indebtedness are not structurally senior to the Lenders) any member of the Group (including a newly incorporated company which is a member of the Group) may issue notes and incur additional term or revolving debt which rank pari passu with the rights of the Lenders and shall be capable of being secured by the transaction security and provided that the proceeds of such debt may be used to, amongst other things, refinance Term Loans and Revolving Facility Loans and for general working capital purposes provided that (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) as a result of the incurrence of such additional debt, Net Senior Secured Debt (as defined in accordance with a recent Liberty precedent) to Consolidated Annualised EBITDA does not exceed 4.00:1.00 (taking into account the Revolving Facility Excluded Amount).

52.
Permitted Business/Change of Business: amend the Credit Agreement to delete Clause 19.8 (Permitted Business) and amend Clause 19.9 (Change of business) such that the restriction would only apply to a substantial change in the business of the Group taken as a whole.

53.	Permitted Payments:

(a)	amend the definition of Permitted Payment to include the following additional limbs:

(i)
to enable any holding company of a member of the Group to pay taxes that are due by such holding company but which are allocable to (I) the Group and due by such holding company as a result of the Group being included in a fiscal unity with such holding company or (II) acting as a holding and/or financing company of the Group;

(ii)	contemplated by a disposal or similar transaction required by a regulatory authority or a court of competent jurisdiction;

(iii)	payments to any direct or indirect shareholder of a member of the Group for out-of-pocket expenses incurred in connection with its direct or indirect investment in a Group company;

(iv)
for certain holding company expenses (as defined in accordance with a recent Liberty precedent) including expenses payable in connection with, amongst other things, compliance with laws and regulations, reporting obligations, related indemnification payments, employee, directors and officers insurance policies and general corporate overhead expenses);

(v)	for financial advisory, financing, underwriting or placement services or other investment banking activities, in particular acquisitions or divestitures, approved by the board of the holding company;

(vi)
any other distribution, dividend, transfer of assets, loan or other payment not falling within the other limbs of the definition and not exceeding an aggregate amount of the greater of €250,000,00 and 3% of total assets in any financial year;

0096349-0000001 BK:27206223.10	36

(vii)
an amount corresponding to the Revolving Facility Excluded Amount at any time and provided that if at any time after a Permitted Payment under this limb is made the revolving facility is prepaid or repaid in full or in part, a further Permitted Payment may be made under this limb in an amount equal to (A) if in full, the Revolving Facility Excluded Amount; and (B), if in part, the lower of an amount equal to (i) the Revolving Facility Excluded Amount and (ii) the amount of the partial prepayment or repayment referred to above, at any time after the date of such repayment (in each case in accordance with recent Liberty precedent;

(viii)	to provide a de minimis threshold of €15,000,000 under which the restrictions on entering into transactions with a Restricted Person in Clause 19.13 (Restricted Payments) will not apply;

(ix)	paragraph (b) of the definition containing a carve out for management fees to be amended to refer to the greater of €15,000,000 and 0.5% of total assets of the Group in any financial year;

(x)
payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person or entity that is not a member of the Group in connection with, an asset securitisation programme or receivables factoring transaction;

(xi)	Permitted Payments in respect of a Permitted Disposal;

(xii)
Paragraph (c) of the definition to be amended to permit loans, distributions, dividends or other payments made by Telenet International Finance S.à r.l. to Telenet Group Holding NV (in addition to those made by the Company) and to permit the payments referred to in paragraph (c), in each case, provided that prior to and as a result of such payment Net Total Debt to Consolidated Annualised EBITDA would not be greater than 5.00:1.00 (taking into account the Revolving Facility Excluded Amount); and

(xiii)	payments in relation to a Permitted Transaction.

(b)
amend Clause 19.13 (Restricted Payment) to include a provision, such that if a Permitted Payment meets the criteria of more than one of the categories described, the Company will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in that Clause; and

(c)
amend Clause 19.13 (Restricted Payment) to exclude Permitted Affiliate Transactions from the restriction in such Clause (with a new definition of such term to be included, consistent with recent Liberty precedent) and so that such Clause does not restrict transactions to the extent they constitute Permitted Payments.

54.	Permitted Loans: amend Clause 19.15 (Loans and Guarantees):

(a)	to include a limb for counter guarantees in relation to any rental guarantees;

(b)	to include a limb for loans or guarantees in respect of any Permitted Transaction and to any Permitted Joint Venture;

0096349-0000001 BK:27206223.10	37

(c)	to include a limb for loans to employees in the ordinary course of employment or to fund exercise of share options or purchase of capital stock of up to €10,000,000 in aggregate;

(d)	to permit customary liquidity loans in connection with a permitted asset securitisation program or receivables factoring transaction; and

(e)	to provide for the Company to be able to make loans and guarantees under a general basket of up to an aggregate of the greater of €100,000,000 and 2% of total assets.

55.	Changes to Thresholds:

(a)
in the definition of Permitted Security Interest, permit the Company to secure Financial Indebtedness on a pari passu or junior-ranking basis provided that (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) the Net Total Debt to Consolidated Annualised EBITDA ratio on a pro forma basis would not be greater than 5.50:1.00 and provided that such Financial Indebtedness is subject to an intercreditor agreement on terms satisfactory to the Security Agent (acting on the instructions of the Majority Lenders) and where (in the case of such Financial Indebtedness being secured on a junior-ranking basis) the rights of the holders of such Financial Indebtedness in respect of any payment will be contractually subordinated to the rights of the Lenders on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt, as referred to in recent Liberty precedent);

(b)
in Paragraph (k) of the definition of Permitted Security Interest, provide that the Company may secure Financial Indebtedness under this general basket of up to the greater of €200,000,000 and 5% of total assets, such security to be either on assets not subject to the security in favour of the Lenders or otherwise secured on a junior ranking basis over assets subject to the Lenders’ security (in the latter case provided that the rights of the holders of such Financial Indebtedness in respect of any payment will be contractually subordinated to the rights of the Lenders on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt, as referred to in recent Liberty precedent);

(c)	in Clause 20.5 (Cross default and cross acceleration), delete reference to €50,000,000 and replace with €75,000,000; and

(d)	in Clause 20.8 (Creditors’ process), delete reference to €25,000,000 and replace with €75,000,000.

56.
Shareholder Loans: amend Clause 19.17(b) (Shareholder Loans) to permit shareholder loans to be governed by Belgian law, Luxembourg law, Delaware, Colorado, New York, Dutch or English law provided that (subject to item 58 (Release of Security and Guarantees) in this Schedule) if any existing shareholder loan governed by Belgian law is to have a new governing law, equivalent Security is provided to the Finance Parties following such change of law.

57.
Shares: amend Clause 19.19 (Share Capital) to also permit the reduction of capital and the purchase or redemption of shares if it is (i) a Permitted Transaction; (ii) in circumstances where all of the share capital is held by another member of the Group; or (iii) for a nominal amount. Amend Clause 19.20 (Share security) to remove any restrictions on the issue of shares by any member of the Group, provided that if any of the existing shares in the relevant member of the Group are subject to Security, any new shares will also be subject to equivalent Security.

0096349-0000001 BK:27206223.10	38

58.
Security and Guarantee Release: amend the relevant provisions of the Credit Agreement (in particular Clauses 18.17 (Material Subsidiaries), 19.20 (Share Security) and 27.9 (Resignation of an Obligor)) to provide that, subject to certain thresholds being met no Obligor nor any other member of the Group is required to provide any Security or guarantee other than Security over the shares that it holds in any Obligor, Security required under the terms of the Credit Agreement in respect of Subordinated Shareholder Loans and a guarantee from the Obligors under the terms of the Credit Agreement and include a provision to authorise the Security Agent to release any other Security or guarantees other than the aforementioned and to release Security in respect of Permitted Disposals and to permit relevant Security to be released if a Guarantor resigns in accordance with Clause 27.9 (Resignation of an Obligor (other than the Company)) provided that the guarantor coverage test would still be met notwithstanding such release.

59.	Events of Default:

(a)	amend Clause 1.2(a)(x) to clarify that both a Default and an Event of Default is not continuing if remedied or waived;

(b)
amend Clause 20.2 (Non-payment) to delete the qualification relating to technical or administrative errors and to include a 3 Business Day grace period for payment of principal and a 5 Business Day grace period for any other payments;

(c)
amend Clause 20.3 (Breach of other obligations) to provide for a clean up period of 120 days in respect of any entity acquired pursuant to a Permitted Acquisition in line with recent Liberty precedent;

(d)
amend (a) Paragraph (iv) of Clause 20.6 (Insolvency) by clarifying that commencing negotiations with the Finance Parties will not constitute an Event of Default under this Paragraph and (b) Paragraph (b) of Clause 20.7 (Insolvency Proceedings) including a general exclusion for contested proceedings that are frivolous, vexatious or an abuse of the process of the court but without the requirement to provide a legal opinion with respect thereto to the Facility Agent;

(e)
amend Clause 20.5 (Cross default and cross acceleration) to clarify that the occurrence of a termination event in respect of a Hedging Agreement as a result of any refinancing or redemption of Financial Indebtedness will not constitute an Event of Default under Paragraphs (b) or (c) of such Clause and also to carve out circumstances being contested in good faith, Financial Indebtedness being owed by one member of the Group to another member of the Group and any Default arising under Financial Indebtedness of an acquired entity for a period of 180 days from the date of the relevant acquisition (provided that there has been no acceleration of such Financial Indebtedness), in each case in line with recent Liberty precedents; and

(f)
delete Paragraphs (b) and (c) of Clauses 20.11 of (Effectiveness of the Finance Documents) and Clauses 20.12 (Ownership of the Obligors), 20.13 (Expropriation), 20.15 (Material Contracts) (and all references to Material Contracts) and Clause 20.18(b) (ERISA) and conform Paragraphs (a) and (d) of Clauses 20.11 of (Effectiveness of the Finance Documents) with recent Liberty precedents.

60.
Impaired Agent: amend the Credit Agreement to provide for impaired agent provisions language used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market so that alternative payment and notice arrangements are permitted if the Facility Agent is impaired.

0096349-0000001 BK:27206223.10	39

61.
Defaulting Lender: include standard defaulting lender provisions used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market so as the commitments of a defaulting lender may be cancelled and it will have no rights to vote in respect of such cancelled commitments. Clarify that no commitment fee will be payable to a defaulting lender.

62.	Replacement of Agent/ Security Agent: amend Clause 21.13 (i) (Resignation of an Agent) to:

(a)
remove the requirements for the Company to: (a) be unsatisfied with the performance of the Agent; (b) specify reasonable grounds for replacement in the relevant notice and (c) add a requirement that no Default is outstanding at the relevant time;

(b)	provide that the Company may remove the Facility Agent if the status or identity of the Facility Agent causes any Obligor to become liable for any withholding tax in connection with FATCA; and

(c)	provide that the Company will have the right to appoint a successor Facility Agent without the Lenders’ consent twice during the life of the Facilities, and, in each case, permits the removal of the Security Agent as the joint creditor for the purposes of any “parallel debt.

63.	Agent’s management time: amend the Credit Agreement to remove Clause 21.15 (Agent’s management time).

64.
Assignments/Transfers of Lenders: clarify that the Company should have the right to withhold consent in respect of an assignment/transfer of the Revolving Facility to an entity which is not a lender under a revolving facility to the wider Liberty group (subject to no consent being required in the case of transfers to other Lenders or affiliates of Lenders or following an event of default which is continuing). There should be no unreasonableness qualifier on this right (in respect of the Revolving Facility only). Remove requirement of deemed consent within 10 Business Days in respect of each Revolving Facility.

65.
Assignments/Transfers of Obligors: amend Clause 27.2 so that any Benelux Borrower may assign or transfer any of its rights and obligations under the Revolving Facility or the Term Loans to another Benelux Borrower and so that any US Borrower may do the same to another US Borrower, in each case, without the prior consent of the Lenders provided that a solvency opinion and legal opinion are provided, if requested, in accordance with recent Liberty precedents in respect of an equivalent provision.

66.
Replacement of a Lender: amend the Credit Agreement to include the right to replace a Lender (in whole and at par) if the Obligor becomes obliged to make payment under Illegality, Increased Costs, Tax Gross up or Tax Indemnity provisions to any Lender or if a Lender invokes the provisions of Clause 10 (Market Disruption).

67.
Expenses: amend Clause 25.2 (Subsequent costs) to make legal fees subject to any agreed caps; and Clause 11.6 (Stamp taxes) to ensure that any liability of the Company for the payment of any tax (including stamp taxes) does not extend to taxes payable in respect of an assignment or transfer of a Lender’s interest.

68.	Amendments:

0096349-0000001 BK:27206223.10	40

(a)
amend Clause 26 (Amendments and waivers) to introduce a class exception, whereby any amendment or waiver that relates only to the rights or obligations of a particular Utilisation or Facility and does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations or Facilities only requires the consent of the relevant proportion of Lenders participating in such Utilisation or Facility;

(b)
amend Clause 26.2 (Exceptions) to require the consent of affected Lenders only and not all Lenders (and make any consequential changes by amending for example, all references to matters requiring all Lender consent to only requiring affected Lender consent); and

(c)
include a new paragraph (d) to Clause 26.2 (Exceptions), to permit the Facility Agent to make technical, minor, operational and OID amendments without consent from any Lenders, on terms consistent with recent Liberty precedent as at the date of implementation of the amendments.

69.
Intercompany Debt: amend the finance documents to (i) provide that intercompany debt should be freely transferable within the group, provided that only, in the case of any intercompany debt which is the subject of security granted in favour of the Finance Parties, equivalent security is granted to the Finance Parties; and (ii) permit amendments to any intercompany debt documents without lender consent.

70.
Form of TNV: amend the Credit Agreement (and any other Finance Document) to permit Telenet N.V. or any other member of the Group to change its corporate form to a private limited company (or equivalent under the law of the jurisdiction of its incorporation) or any other corporate limited liability form, without requiring the consent of any Lender, provided that, if shares in the relevant entity that is changing corporate form are the subject of security in favour of the Finance Parties, the Facility Agent may require the delivery of new security over such shares and, in addition, that such changes are not materially adverse to the interest of the Lenders and the delivery, if requested, of legal opinions to the Facility Agent and Security Agent, confirming that, after giving effect to any transactions related to such change of corporate form, the security over the shares in the relevant entity continues to represent valid and perfected security interests.

71.
Joint Ventures and solvent reorganisations: amend the Credit Agreement to permit Telenet N.V. to contribute freely pledged loan and guarantee receivables to the Permitted Joint Venture’s share capital without requiring a release from the Security Agent (subject to confirmation or re-taking of security over such pledged loan and guarantee receivables) and amend clause 4.8(f) of the Intercreditor Agreement to permit the solvent liquidation or solvent reorganisation of a member of the Group in accordance with Clause 19.10 (Acquisitions and Mergers) without requiring Majority Senior Lender consent as currently required under such clause of the Intercreditor Agreement. In addition, clarify in Paragraph (b)(iii) of Clause 19.10 (Acquisitions and mergers) that references to mergers also include solvent reorganisations and solvent liquidations (and subject to equivalent requirements).

72.
Indemnification requirements: amend the Credit Agreement in respect of any indemnity granted by the Company to conform to recent Liberty precedent including, amongst others, amending Clause 11.3 (Tax Indemnity) such that the indemnity is paid within 10 Business Days and the loss is calculated on a reasonable basis, Clause 11.6 (Stamp Taxes) such that the indemnity is paid within 10 Business Days, Clause 24.2(b) (Other Indemnities) such that the indemnity only extends to loss incurred where the Facility Agent has acted reasonably.

73.	Accession Agreements: amend each Accession Agreement to remove the restriction which prevents:

0096349-0000001 BK:27206223.10	41

(a)
Telenet N.V. from arranging an Additional Facility if after giving effect to a utilisation thereunder, the ratio of Net Total Senior Debt to Consolidated Annualised EBITDA would be greater than 4.50:1; and

(b)	the Company from requesting the transfer of an Additional Facility pursuant to Clause 26.3 (Non-Consenting Lenders).

74.	Non-Consenting Lenders: remove the timing window of 90 days during which the Company may effect the provisions set out in Clause 26.3 (Non-Consenting Lenders).

75.	References: amend the Credit Agreement:

(a)	so that all references to any party include any assignees, transferees, successors in title and merged entities thereof;

(b)	to take account of the fact that Holdco has been liquidated; and

(c)	to take account of the fact that certain Facilities under the Credit Facility have been (as at the date of this Agreement) repayment and cancelled in full.

76.
Subsidiary: amend the definition of Subsidiary so that it means, in respect of a person, any entity directly or indirectly controlled by such person, for which purpose control means ownership of more than 50 per cent. of the economic and/or voting share capital (or equivalent right of ownership) and that for the purposes of the financial covenants and related provisions that a “Subsidiary” of a person includes legal entity which is accounted for under applicable GAAP or IFRS as a Subsidiary.

77.
Material Adverse Effect representation: amend Clause 16.9 (Not material adverse change) such that the representation provides that there has been no material adverse change in the consolidated financial position of the Group (taken as a whole) since the date to which the Original Financial Statements which would or is reasonably likely to have a Material Adverse Effect.

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SIGNATORIES
AGENTS
THE BANK OF NOVA SCOTIA as Facility Agent
By:    Authorized Signatory

KBC BANK NV as Security Agent
By:    Authorized Signatory

0096349-0000001 BK:27206223.10	43

BORROWER
TELENET INTERNATIONAL FINANCE S.À R.L.
By:    Authorized Signatory

GUARANTORS

TELENET NV
By:    Authorized Signatory
Title:

TELENET INTERNATIONAL FINANCE S.À R.L.
By:    Authorized Signatory

EXISTING SECURITY PROVIDERS

TELENET NV
By:    Authorized Signatory
Title:

TELENET GROUP HOLDING NV
By:    Authorized Signatory
Title:

TELENET VLAANDEREN NV
By:    Authorized Signatory        By:    Authorized Signatory
Title:                    Title:

0096349-0000001 BK:27206223.10	44

TELENET SERVICE CENTER BVBA
By:    Authorized Signatory        By:    Authorized Signatory
Title:                    Title:

0096349-0000001 BK:27206223.10	45

TELENET ADDITIONAL FACILITY W LENDERS

TELENET LUXEMBOURG FINANCE CENTER S.À R.L.
By:    Authorized Signatory            By:    Authorized Signatory
Title:                        Title:

THE BANK OF NOVA SCOTIA
By:    Authorized Signatory

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